                                                                     EXHIBIT K-3



                          JONES, DAY, REAVIS & POGUE
                             77 West Wacker Drive
                                  Suite 3500
                            Chicago, Illinois 60601
                                (312) 782-3939


                     LEGAL MEMORANDUM ON THE RETENTION OF
                     GAS OPERATIONS BY AMEREN CORPORATION
                     ------------------------------------


INTRODUCTION

     The combination of Union Electric Company ("UE") and Central Illinois Public Service Company ("CIPS") in a merger transaction (the "Transaction") will result in UE and CIPS becoming wholly owned subsidiaries of Ameren Corporation ("Ameren"), a holding company which will be registered under the Public Utility Holding Company Act of 1935 (the "Act"). Ameren has filed an Application/Declaration on Form U-1 (as amended, the "Application") seeking the approval of the Securities and Exchange Commission (the "Commission") under the Act for the Transaction and related matters. The Application seeks the Commission's authorization for UE and CIPS to retain their gas utility systems following the consummation of the Transaction. This memorandum supplements the Application with respect to legal issues related to Ameren's request for authority to retain these gas systems following its registration as a holding company under the Act.

SUMMARY

     Both the legislative history of the Act as well as the Commission's early interpretation of the Act indicate that the purpose of the Act was to facilitate the process by which state utility regulatory commissions determine whether registered combination gas and electric holding company systems are permissible, and not to impose a more restrictive federal view./1/ In addition, as the Commission has noted in a number of prior decisions, the Act is intended to provide for a flexible regulatory scheme that is capable of adapting to changes in the utility industry. The industry is in the process of its most radical change (from regulation to competition) since the changes which occurred in the 1930's and 1940's as a result of the adoption of the Act. It is clear that the industry is currently evolving in a direction that requires utility company systems to offer their customers a range of energy options in order to remain competitive. In the short time since the Application was filed in October, 1996, the industry has taken a dramatic and unmistakable turn toward "convergence" -- the development


--------------------
/1/  See Note 7 and accompanying text below.
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of an "energy" industry.  In this new industry, companies provide electricity, gas and a variety of energy services and products to customers.

     Because of these changes, and to maintain the traditions of a flexible regulatory scheme, the Commission should analyze the retention of UE's and CIPS' gas systems by focusing on those sections of the Act (Sections 8 and 21) that give primacy to state utility commission decisions with regard to combination registered holding companies and should "watchfully defer" to such local decision makers who are in the optimum position to regulate the combination utility. The Division of Investment Management (the "Division") in a report approved by the Commission for issuance by the Division in 1995 entitled "The Regulation of Public Utility Holding Companies" (the "1995 Report") urged a flexible administration of the Act. Under such flexible analysis of Sections 8 and 21, Ameren must be allowed to retain the gas systems of UE and CIPS as long as the Missouri Public Service Commission ("MPSC") and the Illinois Commerce Commission ("ICC"), who have, and will continue to have, direct jurisdiction over Ameren's gas operations in their respective states, permit the continued existence of a combination system.

     The MPSC has given final approval to the Transaction. UE has provided combination service in Missouri for many years and no issue relating to such combination service was raised in the MPSC proceeding. The MPSC has not found any detriment to the public interest in this area. An order of the ICC is expected this summer. No issue concerning combination gas and electric operations has been raised by any party in the ICC proceeding.

     Even if the Commission chooses not to focus on state commission determinations, Section 11 of the Act contains additional provisions that permit the retention of UE's and CIPS' gas systems -- namely, the so-called A-B-C clauses (the "A-B-C Clauses") of Section 11(b)(1), under which the Commission in the past has permitted retention of an additional utility system within a registered holding company system. Again, the standards set forth in this section should be read in light of the current changes in the utility industry. In any event, Ameren without a doubt meets these standards with regard to the retention of the gas operations discussed herein.

DISCUSSION

     I.   Section 10(c)

     Section 10(c) of the Act provides that, notwithstanding the provisions of
Section 10(b), the Commission shall not approve:

     (1) an acquisition of securities or utility assets, or of any other interest, which is unlawful under the provisions of Section 8 or is detrimental to the carrying out of the provisions of Section 11/2/; or


--------------------
/2/ By their terms, Sections 8 and 11 only apply to registered holding companies and are
                                                                  (continued...)
                                       2
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     (2) the acquisition of securities or utility assets of a public utility or holding company unless the Commission finds that such acquisition will serve the public interest by tending towards the economical and the efficient development of an integrated public utility system . . . .

     Section 10(c)(1) requires that the proposed acquisition be lawful under
Section 8. Section 8 prohibits registered holding companies from acquiring, owning interests in or operating both a gas and an electric utility serving substantially the same area if state law prohibits it or requires specific approval for such combinations. Each of UE and CIPS has provided combination gas and electric utility services in Missouri and Illinois for many years. Because Missouri and Illinois law do not in any way prohibit or require special approval for combination gas and electric utilities serving the same area, the Transaction does not raise any issue under Section 8 and, accordingly, the first clause of Section 10(c)(1). As more fully discussed below, Section 8 in fact indicates that a registered holding company may own both gas and electric utilities where there is no conflicting state policy.

     Section 10(c)(1) also requires that the Transaction not be detrimental to carrying out the provisions of Section 11. Three provisions of Section 11 are relevant here.

     Section 11(a) of the Act requires the Commission to examine the corporate structure of registered holding companies to ensure that unnecessary complexities are eliminated and voting powers are fairly and equitably distributed. Similarly, Section 11(b)(2) directs the Commission "to ensure that the corporate structure or continued existence of any company in the holding company system does not unduly or unnecessarily complicate the structure, or unfairly or inequitably distribute voting power among security holders, of such holding company system." As described in the Application, the Transaction will not result in unnecessary complexities or unfair voting powers. As noted, in this regard Ameren will be similar to the existing registered holding companies. See Item 3.A.1(a) and (c) of the Application.

-------------------------------
/2/(...continued)

     therefore inapplicable at present to UE, CIPSCO or CIPS, since none of these companies is now a registered holding company. The retention by UE of the combination gas and electric business was approved in In re Union Elec. Co., 40 SEC 1072 (Apr. 2, 1962). While divestiture had been ordered in In re Union Elec. Co., 1972 SEC LEXIS 4264 (Sept. 19, 1972), jurisdiction over such issue was reserved and UE was allowed to retain its gas properties in In re Union Elec. Co., 45 SEC 489 (Apr. 10, 1974), the leading case concerning operation of combination utilities by exempt holding companies. The current view of the Commission as to retainability of combination utilities for an exempt holding company is reflected in CIPSCO Inc., 47 SEC Docket 174 (Sept. 18, 1990) where the retention by CIPSCO and CIPS of the combination gas and electric business was unconditionally approved by the Commission. The following discussion of Sections 8 and 11 is included only because, under the present Transaction structure, Ameren will register as a holding company after consummation of the Transaction.

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     Finally, Section 11(b)(1) generally requires a registered holding company system to limit its operations "to a single integrated public utility system, and to such other businesses as are reasonably incidental, or economically necessary or appropriate to the operations of such integrated public utility system." One or more "additional" integrated public utility systems may be retained if, as here, the "A-B-C Clauses" described below are satisfied. This Memorandum will address the issue raised under Section (10)(c)(1) and by reference Section 11(b)(1) of whether Ameren may retain, through control of UE and CIPS, control of integrated combination gas and electric utility companies. As detailed below, retention by Ameren of the combination utilities will not be detrimental to the carrying out of any of the provisions of Section 11.

     II.  Retention of Gas Operations

     This Memorandum will first demonstrate how Ameren would clearly meet the traditional A-B-C Clauses requirements, but will also demonstrate that the Commission should approve the Transaction without reference to the Clauses -- that is, on the basis that the acquisition by Ameren of combination companies CIPS and UE is not detrimental to the provisions of Section 11 because they constitute a "single integrated public utility system."

          (A) Ameren Satisfies the Traditional "A-B-C" Test

     Section 11(b)(1) of the Act generally requires a registered holding company system to limit its operations "to a single integrated public utility system, and to such other businesses as are reasonably incidental, or economically necessary or appropriate to the operations of such integrated public utility system." Section 11(b)(1) of the Act expressly permits a registered holding company to control one or more "additional integrated public utility systems" if:

          A) each of such additional systems cannot be operated as an independent system without the loss of substantial economies which can be secured by the retention of control by such holding company of such system;

          B) all of such additional systems are located in one state, adjoining states, or a contiguous foreign country; and

          C) the continued combination of such systems under the control of such holding company is not so large (considering the state of the art and the area or region affected) as to impair the advantages of localized management, efficient operation, or the effectiveness of regulation.

               (1)  Clause (A)

     Since 1968, in interpreting clause (A) of Section 11(b)(1), the Commission has looked to the Supreme Court decisions in SEC v. New England Elec. Sys., 384 U.S. 176 (1966) ("NEES I") and SEC v. New England Elec. Sys., 390 U.S. 207
(1968) ("NEES II"). In NEES I, the Supreme Court accepted the Commission's interpretation of the "loss of

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substantial economies" language of clause (A) to require an applicant seeking to own an electric and gas utility system to show that the additional system, if separated from the principal system, would be incapable of independent economic operation.

     Historically, in determining whether lost economies are "substantial" as required under Section 11(b)(1)(A), the Commission has given consideration to four ratios, which measure the projected loss of economies as a percentage of:
(1) total gas operating revenues; (2) total gas expense or "operating revenue deductions"; (3) gross gas income; and (4) net gas income or net gas utility operating income. Although the Commission has declined to draw a bright-line numerical test under Section 11(b)(1)(A), it has indicated that cost increases resulting in a 6.78% loss of operating revenues, a 9.72% increase in operating revenue deductions, a 25.44% loss of gross income and a 42.46% loss of net income would afford an "impressive basis for finding a loss of substantial economies." In re Engineers Public Service Co., 12 SEC 41, 59 (Sept. 16, 1942) ("Engineers").

     Here, the lost economies would be far greater than in Engineers if the gas properties of UE and CIPS were to be operated on a stand-alone basis, with no offsetting increase in benefits to consumers. These lost economies result from the need to replicate services, the sacrifice of economies of scale, the costs of reorganization, and other factors, and are described more fully in the Analysis of the Economic Impact of a Divestiture of the Gas Operations of UE and CIPS (the "1996 Study") (Exhibit K-1 to the Application) and the Supplemental Analysis of the Economic Impact of a Divestiture of the Gas Operations of UE and CIPS (the "Supplemental Study") (Exhibit K-1.1 to the Application). The 1996 Study and the Supplemental Study are referred to as the "Gas Study."

     The lost economies of this case would exceed those of Engineers, whether the gas operations are divested to two, stand-alone companies or one, stand-alone company.

     Two Companies. As set forth in the 1996 Study, divestiture of the gas operations of UE and CIPS into two stand-alone companies would result in lost economies of $22.1 million for UE and $36.3 million for CIPS. These lost economies compare with 1995 gas operating revenues of $87.8 million for UE and $129.6 million for CIPS; gas operating revenue deductions of $80.5 million for UE and $117.4 million for CIPS; gas gross income of $7.3 million for UE and $12.2 million for CIPS; and gas net income of $5.2 million for UE and $8.6 million for CIPS.

     On a percentage basis, the lost economies amount to 425% of 1995 UE gas net income and 424% of 1995 CIPS gas net income (424% of pro forma combined gas net income). As a percentage of 1995 gas operating revenues, these lost economies described in the 1996 Study amount to 25% for UE and 28% for CIPS. As a percentage of 1995 gas expenses or operating revenue deductions, the lost economies described in the 1996 Study would amount to 27% for UE and 31% for CIPS. Finally, the 1996 Study shows that as a percentage of 1995 gas gross income, the lost economies amount to 301% for UE and 297% for CIPS. In order to recover these lost economies, the stand-alone company divested from UE would need to increase customer rates by about 38% ($33.7 million) in order to provide an 11.15% return on rate base. Similarly, the stand-alone company divested from CIPS would need to increase

                                       5
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customer rates by about 31% (40.7 million) in order to provide a 10.98% rate of return on rate base. Without rate relief, the stand-alone companies would have significant negative returns of minus 8.73% and 15.93% for UE and CIPS, respectively.

     The gas system operations of UE and CIPS, of course, are currently operating as separate operations because UE and CIPS are unaffiliated companies. Each company's gas operations are closely integrated with their electric operations. To present a truly accurate picture of the loss that would be sustained to shareholders and ratepayers by a divestiture of such operations, it is appropriate to consider each gas operation separately. In other words, the analysis should be of the loss to UE of the spin-off of the UE gas system in a separate company AND the loss to CIPS of the spin-off of the CIPS gas system in a separate company. Section 11(b)(1) clearly allows a registered holding company to retain "one or more" additional systems. As shown by the 1996 Study, as summarized in the preceding paragraphs, the loss of economies resulting from the separate divestiture of the UE and CIPS gas systems would be devastating and significantly more than in several Commission precedents. (Exact comparisons will be detailed below). Accordingly, Ameren should, according to Commission precedent be allowed to retain the gas operations of UE and CIPS.

     One Company. When the Transaction is consummated, UE and CIPS will operate as a "single integrated public utility system." As a result, it may be relevant to consider whether, as such a single system, and assuming the Transaction had occurred, the divestiture of the gas operations into a SINGLE, new stand-alone company would also produce a "loss of substantial economies" within the meaning of Section 11(b)(1)(A) of the Act. As demonstrated by the Supplemental Study, such a divestiture would clearly result in such a loss of substantial economies.

     As set forth in the Supplemental Study, divestiture of the gas operations of UE and CIPS into one stand-alone company would result in lost economies of $34.8 million. (This compares to lost economies of $22.1 million for UE and $36.3 million for CIPS, totalling $58.4 million, as found by the 1996 Study). These lost economies compare with 1995 pro forma combined UE and CIPS gas operating revenues of $217.4 million; pro forma combined gas operating revenue deductions of $197.9 million; pro forma combined gas gross income of $19.6; and pro forma combined gas net income of $13.8 million.

     On a percentage basis, the lost economies shown by the Supplemental Study amount to 252% of 1995 pro forma combined gas net income -- far in excess of the loss of net income in Unitil Corp., 51 SEC Docket 562 (Apr. 24, 1992) (Unitil), where the Commission allowed the retention of gas utility operations, and the 30% loss in New England Electric System that the Commission has described as the highest loss of net income in any past divestiture order./3/ As a percentage of 1995 pro forma combined gas operating revenues, these lost economies


--------------------
/3/  See Unitil Corp., 51 SEC Docket 562, 567 & n.42 (Apr. 24, 1992) ("The
     Commission has required divestment where the anticipated loss in income of the stand-alone company was approximately 30%" or "29.9% of net income before taxes") (citing SEC v. New England Elec. Sys., 390 U.S. 207, 214
     n.11 (1968)). This percentage compares to the 425% of 1995 UE gas net income and 424% of 1995 CIPS gas net income shown by the 1996 Study.

                                            6
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described in the Supplemental Study amount to 16% -- losses higher than the losses in any past divestiture order. The projected loss of economies as a percentage of operating revenues is even higher than the loss in Unitil./4/ As a percentage of 1995 pro forma combined gas expenses or operating revenue deductions, the lost economies described in the Supplemental Study would amount to 17.6% -- higher than the losses in any past divestiture order and higher than the losses in both Unitil and Entergy, another case in which the Commission authorized the retention of gas operations./5/ As a percentage of 1995 pro forma combined gas gross income, the lost economies described in the Supplemental Study amount to 178% -- far in excess of the highest loss of gross income in any divestiture order. The applicable percentages in past cases are summarized in Exhibit K-2 to the Application (Table of Estimated Losses of Economies in Prior Decisions on Divestiture and Retention of Gas Operations).

     In order to recover these lost economies, the single, new stand-alone company divested from UE and CIPS would need to increase customer rates by about 23% ($50.4 million) in order to provide an 11.07% rate of return on rate base. This rate of return was conservatively

----------------------

/4/ The loss as a percentage of operating revenues in Unitil was 13.94%. The highest loss of operating revenues in any case ordering divestiture is commonly said to be 6.58%. See, e.g., Unitil Corp., 51 SEC Docket 562, 567
     n.41 (Apr. 24, 1992) ("[o]f cases in which the Commission has required divestment, the highest estimated loss of operating revenues of a stand-alone company was 6.58%") (citing In re Engineers Public Service Co., 12 SEC 41 (Sept. 16, 1942)). In fact, however, the 6.58% ratio is not cited in Engineers and is a post hoc calculation derived from claimed cost increases which the Commission had found were "overstated" and "doubtful" in a number of respects. Engineers Public Service Co., 12 SEC at 80-81. See also In re Philadelphia Co., 28 SEC 35, 51 n.26 (June 1, 1948) (Engineers' "estimate . . . of increased expenses . . . was overstated in several respects"). While the SEC made no finding as to actual cost increases or ratios for the Gulf States gas properties, it found that Engineers' estimate of divestiture-related cost increases for certain sister gas properties in Virginia were also overstated and cut them and the resulting ratios in half. Engineers Public Service Co., 12 SEC at 60. If the same 50% discount had been applied to Engineers' Gulf States gas properties, the loss of operating revenues would have been 3.29%, the increase in expenses would have been 4.73%, the loss of gross income would have been 10.43%, and the loss of net income would have been 12.63%. Disregarding the 6.58% ratio incorrectly attributed to the Engineers/Gulf States case, the highest loss of operating revenues in any past divestiture order was 5.85%. See table of ratios in In re New England Elec. Sys., 41 SEC 888, 905 App. (Mar. 19, 1964). This figure would be even lower if adjusted for the increase in purchased gas costs since the 1940s. The percentage shown by the Supplemental Study compares to the 25% and 28% reduction, respectively, for UE and CIPS shown by the 1996 Study.

/5/ The highest percentage of loss related to operating revenue deduction is sometimes attributed to the Gulf States gas properties of Engineers Public Service Co. See, e.g., In re New England Elec. Sys., 41 SEC 888, 905 App. (March 19, 1964) (attributing 9.46% to the Engineers/Gulf States case). This percentage, however, is based on claimed losses expressly rejected by the Commission in the Engineers decision. In re Engineers Public Service Co., 12 SEC 41, 80-81 (Sept. 16, 1942). Disregarding the 9.46% figure erroneously attributed to the Engineers case, the highest expense percentage in the cases ordering divestiture appears to have been either 8.01% or 7.42%, depending on how the ratio is calculated. See In re North American Co., 18 SEC 611 (Apr. 7, 1945); In re Philadelphia Co., 28 SEC 35, 51 Table VI (June 1, 1948) (attributing expense ratio of 7.42% to North American) with In re New England Electric System, 41 SEC 888, 905 App.
     (1964) (attributing expense ratio of 8.01% to North American). The combined total loss as a percentage of gas operating revenue deductions shown in the 1996 Study was 29.5%.

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estimated using the weighted average approximate costs for capital of UE and
CIPS rather than the higher returns that would likely be required by the financial community for a single, stand-alone company. See the Supplemental Study, Exhibit 4.

     Finally, it should be noted that the lost economies would, in the absence of rate relief, result in a negative rate of return on rate base for the gas operations of minus 4.78% -- significantly more detrimental than the 2.01% projected stand-alone rate of return in Unitil, where retention was authorized. This return is significantly lower than the returns of other utilities in the region and represent a decline from UE's and CIPS' indicated rates of return for 1995. See the Supplemental Study.

     The above data show that, even assuming the gas operations of CIPS and UE were divested by forming one stand-alone company, the loss of economies would be significant, in excess of that present in other cases where retention was allowed and sufficient to support a finding that requirement of Clause A of
Section 11(b)(1) is met in this case. This conclusion is even more dramatically demonstrated if it is assumed that each gas operation would be in a separate stand-alone company as shown by the 1996 Study.

          (2)  Clauses (B) and (C) of Section 11(b)(1) are Satisfied.

     The remaining requirements of Section 11(b)(1) are met because the gas operations of UE and CIPS are located in the adjoining states of Missouri and Illinois and because the continued combination of the gas operations under Ameren is not so large, considering the state of the art and the area or region affected, as to impair the advantages of localized management, efficient operation or the effectiveness of regulation. The gas systems are confined to a relatively small area and are not as large as other gas systems in the same area and will preserve the advantages of localized management, efficient operation and effectiveness of regulation. Moreover, as the Commission has recognized elsewhere, the determinative consideration is not size alone or size in an absolute sense, either big or small, but size in relation to its effect, if any, on localized management, efficient operation and effective regulation. See Centerior Energy Corp., 35 SEC Docket 769 (Apr. 29, 1986). From these perspectives, it is clear that the continued combination of the gas operations under Ameren is not too large.

     Even after the combination, the gas operations of UE and CIPS, with some 285,403 customers combined in only two states, will be significantly smaller than neighboring Northern Illinois Gas Company (1,769,800 customers), People's Gas Light and Coke Company (842,510 customers), Laclede Gas Co. (553,000 customers), Missouri Gas Energy (450,000 customers) and Illinois Power Co. (388,170 customers).

     Localized management is discussed for the Transaction as a whole under Item 3.A.2.b.(ii)(A) and (B) of the Application. Applied solely to the gas operations, the current UE and CIPS gas systems enhance localized management within the larger corporate structure and will continue to do so after the Transaction is completed.

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     As a result of the Transaction, the centralized functions of Ameren will continue to be handled from St. Louis, Missouri and Springfield, Illinois and from regional offices. No reduction in customer service or support crews is expected. Management will therefore remain geographically close to the gas operations, thereby preserving the advantages of a localized management.

     With respect to efficient operation, as described in Item 3.A.2.b.(ii) of the Application, as part of the Ameren system, the gas operations of UE and CIPS are expected to reduce delivered gas costs by $37 million in the first 10 years after the Mergers. Substantially all of these reductions will be passed on directly to customers under the purchased gas adjustment ("PGA") clauses in UE's and CIPS' tariffs, if all of the system's purchased gas costs continue to receive PGA treatment as at present. Far from impairing the advantages of efficient operation, the combination of the gas operations under Ameren will facilitate and enhance the efficiency of gas operations. As discussed in Item 3.A.2.a.(i)(B) of the Application, the "state of the art" with respect to gas operations has changed significantly in recent years. In the light of current communications technology and the nature of today's gas business, the combination of the UE and CIPS gas businesses, under the control of Ameren, will not jeopardize local control and will significantly improve operating efficiency.

     Based on its traditional application of the A-B-C Clauses, therefore, the Commission should find that UE and CIPS may retain the combined gas businesses as an "additional" integrated system.

          (B) The Commission Should Not Require Ameren to Satisfy the Traditional "A-B-C" Test.

     Although for many years the Commission has interpreted the Act as not permitting a registered holding company to control subsidiaries that were combination gas and electric utilities, except where the "A-B-C" test is met, there are significant legal and policy reasons for the Commission to revise its interpretation of the Act, in light of recent changes both in national energy policy and in the energy markets./6/

          (1)  The Act Does Not Prohibit Combination Companies.

     Nothing in the Act directly prohibits a registered holding company from owning an integrated gas and electric system if such a structure does not violate the laws of the state(s) having jurisdiction over such a system.
Section 8 of the Act provides that:

          [w]henever a State law prohibits, or requires approval or authorization of, the ownership or operation by a single company of the utility assets of an electric utility company and a gas utility company serving substantially the same territory, it shall be unlawful for a registered holding company, or any

-------------------
/6/ These changes are described below and have been recognized by the Commission. See Consolidated Natural Gas, Release No. 35-26512 (Apr. 30,
     1996); Northeast Utilities, Release No. 35-26554 (August 13, 1996).

          subsidiary company thereof . . . (1) to take any step, without the express approval of the state commission of such State, which results in its having a direct or indirect interest in an electric utility company and a gas company serving substantially the same territory; or
          (2) if it already has any such interest, to acquire, without the express approval of the state commission, any direct or indirect interest in an electric utility company or gas utility company serving substantially the same territory as that served by such companies in which it already has an interest.

Thus, on its face, the Act only precludes the use of the registered holding company form to circumvent any state law restrictions on the ownership of gas and electric assets by the same company.

     Further, the legislative history of the Act indicates that Congress saw the question of whether combination companies are desirable as one that should be left to the states. The Senate Committee on Interstate Commerce in its report on the Act noted that the provision in Section 8 concerning combination companies "is concerned with competition in the field of distribution of gas and electric energy -- a field which is essentially a question of State policy, but which becomes a proper subject of Federal action where the extra-State device of a holding company is used to circumvent State policy."/7/ In addition, attached to the committee report is the Report of the National Power Policy Committee on Public-Utility Holding Companies, which sets forth a recommended policy that:
"Unless approval of a State commission can be obtained the commission would not permit the use of the holding-company form to combine a gas and electric utility serving the same territory where local law prohibits their combination in a single entity."

     Congress clearly recognized that local regulators are in the best position to assess the needs of their communities. The Act was never intended to supplant local regulation but, rather, was intended to create conditions under which local regulation was possible. Section 21 of the Act states:

          Nothing in [the Act] shall affect . . . the jurisdiction of any other commission, board, agency or officer of . . . any State, or political subdivision of any State, over any person, security, or contract, insofar as such jurisdiction does not conflict with any provision of
          [the Act]. . . .

The legislative history reveals that Section 21 of the Act was further intended "to ensure the autonomy of State commissions [and] nothing in the [Act] shall exempt any public utility company from obedience to the requirements of State regulatory law." S. Rep. No. 621, 74th Cong., 1st Sess. 10 (1935).

-------------------
/7/ The Report of the Committee on Interstate Commerce, S. Rep. No. 621 74th Cong., 1st Sess. 31 (1935).

     The Act should not be used as a tool to override state policy, particularly where the holding company involved is subject to both state and federal regulation and where the affected state regulatory commissions have supported the combined electric and gas operations in one holding company system. To do otherwise would be to act contrary to Congress' intent.


          (2)  The Commission's Interpretation of the Act.

     In its early decisions under the Act, the Commission adhered to the concept that Section 8 of the Act evidenced the policy of Congress that the decision of whether to allow combination companies was one that states should make (although the Commission might have to implement it in certain cases) and, where such systems were permissible, the role of the Commission was to ensure that both such systems were integrated as defined in the Act. If the electric systems were integrated and the electric and gas properties were in close geographic proximity and were related so that substantial economies were obtained by their coordination under common control, then combined ownership by the registered holding company would be permitted. See American Water Works & Elec. Co., 2 SEC 972 (Dec. 30, 1937); 1995 Report at 62. If a combination company did not violate state policy, there was no need for the Commission to exercise jurisdiction to implement state policy.

     By the early 1940s, however, the Commission, faced with further perceived abuses and based on then existing competitive conditions, switched its focus to
Section 11 and adopted a narrow interpretation of the standards contained therein as the controlling factor with regard to combination registered holding companies./8/ In this period of the administration of the Act, facing vigorous constitutional challenges to the Act's validity as well as concerted resistance in many proceedings to the specific attempts to order divestiture by holding companies of utility subsidiaries, the Commission pursued a policy of strict interpretation of the Act to best effectuate the directive from Congress that the monolithic holding companies be broken up./9/ Furthermore, in connection with its analysis of combination companies under Section 11, the Commission frequently noted a policy concern existing at that time which advocated separating the management of gas and electric utilities based on the belief that the gas utility business tended to be overlooked by combination company management who focused on the

--------------------
/8/  See, e.g., In re Columbia Gas & Elec. Corp., 8 SEC 443, 463 (Jan. 10,
     1941); In re United Gas Improvement Co., 9 SEC 52 (1941); SEC v. New England Elec. Sys., 384 U.S. 175 (1966). It should be noted that the Commission continued to give primacy to state utility commission determinations in making decisions regarding combination exempt holding companies. See, e.g., In re Northern States Power Co., 36 SEC 1 (Sept. 16,
     1954); Delmarva Power & Light Co., 46 SEC 710 (Oct. 19, 1976); WPL Holdings, Release No. 35-24590 (Feb. 26, 1988); CIPSCO Inc., 47 SEC Docket 174 (Sept. 18, 1990).

/9/  That goal has been long accomplished.  1995 Report at ix.

electric business. Therefore, it was believed that gas utilities would benefit from having separate management focused entirely on the gas utility business. /10/

          (3)  The Commission Should Revise Its Interpretation of the Act.

     The Commission is not bound by its historical emphasis on Section 11 of the Act when assessing combination companies. An agency may revise its interpretation of its governing statute where its revised interpretation is reasonable and where it provides a reasoned basis for its change. Chevron USA, Inc. v. Nat'l Resources Defense Council, Inc., 467 U.S. 837 (1984); Rust v. Sullivan, 500 U.S. 173, 186-87 (1991) (agency's reversal of policy in effect for 18 years was consistent with intent of statute and was supported by reasoned analysis, and thus permissible).

     The Supreme Court has indicated that the governing principle is the intent of Congress, not an agency's long-standing practice. In Chevron, the Court stated:

               When a court reviews an agency's construction of the statute which it administers, it is confronted with two questions. First, always, is the question whether Congress has directly spoken to the precise question at issue. If the intent of Congress is clear, that is the end of the matter; for the court, as well as the agency, must give effect to the unambiguously expressed intent of Congress. If, however, the court determines Congress has not directly addressed the precise question at issue, the court does not simply impose its own construction on the statute, as would be necessary in the absence of an administrative interpretation. Rather, if the statute is silent or ambiguous with respect to the specific issue, the question for the court is whether the agency's answer is based on a permissible construction of the statute.

Chevron, 467 U.S. at 842-43 (citations omitted; emphasis added).

     Moreover, the Court has stated:

          [An agency's] revised interpretation [of a statute] deserves deference because an initial agency interpretation is not instantly carved in stone and the agency, to engage in informed rulemaking, must consider varying interpretations and the wisdom of its policy on a continuing basis. An agency is not required to establish rules of

-------------------
/10/ See, e.g., In re Philadelphia Co., 28 SEC 35, 48 (June 1, 1948); In re North American Co., 11 SEC 194, 216-17 (Apr. 14, 1942); In re Illinois Power Co., 44 SEC 140 (Jan. 2, 1970). The principal reasons for this change in policy was to better administer the Act in light of perceived abuses and conditions in the industry at the time. As noted, industry conditions are significantly different now than in the 1940s. Also, the actual statutory basis for this changed policy rested on a very technical interpretation of the definition of "integrated public utility system." As will be shown, this strained interpretation ignores the clear language of Section 8. See 1995 Report at 63, 65. As noted below, the Commission has the authority to reinterpret the meaning of the Act in light of changed conditions.

     conduct to last forever, but rather must be given ample latitude to adapt its rules and policies to the demands of changing circumstances.

Rust, 500 U.S. at 186-87 (citations and internal quotation marks omitted).

     The Commission has begun a re-evaluation of the requirements of Section 11 in light of contemporary conditions. To date, that review has principally focused on the meaning of the A-B-C Clauses and whether it is necessary to continue a narrow, restrictive interpretation of those provisions.

     In NEES I, the Supreme Court specifically recognized that the language of clause (A) of Section 11(b)(1) was "not crystal clear" and deferred to the Commission's "expertise on the total competitive situation." 384 U.S. at 185 (emphasis in original); see also NEES II, 390 U.S. at 219. In NEES I and NEES II, the Court accepted the Commission's interpretation of Clause A as a "construction well within the permissible range given to those who are charged with the task of giving an intricate statutory scheme practical sense and application." 384 U.S. at 185.

     The NEES interpretation however, is not the only permissible interpretation. There is strong support for the Commission's application of a different interpretation of Clause A, and the Commission may use its expertise to develop a different interpretation which is both consistent with Congress' intent and which properly addresses the "demands of changing circumstances." Rust, 500 U.S. at 186-87. This Commission is free to apply its expertise to administer the Act in light of changes in legal, regulatory and economic circumstances which were not foreseen at the time of the NEES decisions, including federal legislation (described below) which has "substantially changed" the Act. See Chevron, 476 U.S. at 842.

     The Division recognized in the 1995 Report that the Commission should no longer be bound by the narrow interpretation of Clause (A) under the NEES decisions. In so doing, the Division stated:

          [T]he SEC has generally required electric registered holding companies that seek to own gas utility properties to satisfy the requirements of the A-B-C clauses concerning additional integrated systems. In contrast, exempt holding companies have generally been permitted to retain or acquire combination systems so long as combined ownership of gas and electric operations is permitted by state law and is supported by the interested regulatory authorities.

          In the past, the SEC has construed the A-B-C clauses narrowly to permit retention only where the additional system, if separated from the principal system, would be incapable of independent economic operations. Although the Supreme Court upheld the SEC's reading, two justices dissented, contending that the "serious impairment" standard was at odds with the wording of the Act, had little basis in the statutory history or aims of the Act, and could not be sustained by agency or judicial precedent. The dissenting justices believed that the statutory language "called for a business judgment of what would be a significant loss."

          Applicants in recent matters have argued that, in a competitive utility environment, any loss of economies threatens a utility's competitive position, and even a "small" loss of economies may render a utility vulnerable to significant erosion of its competitive position. There is general support for a more relaxed standard. A number of commenters emphasize that these are essentially state issues. It does not appear that the SEC's precedent concerning additional systems precludes the SEC from relaxing its interpretation of section 11(b)(1)(A). Indeed, the SEC has recognized that section 11 does not impose "rigid concepts" but rather creates a "flexible" standard designed "to accommodate changes in the electric utility industry."

          Congress, in 1935, recognized that competition in the field of distribution of gas and electric energy is essentially a question of state policy. The Act was intended to ensure compliance with state law in this regard. Moreover, it appears that the utility industry is evolving toward the creation of one-source energy companies that will provide their customers with whatever type of energy supply they want, whether electricity or gas. Accordingly, the Division believes it is appropriate to reconcile the treatment of registered and exempt companies in this regard, and so recommends that the SEC permit registered holding companies to own gas and electric utility systems pursuant to the A-B-C clauses of section 11(b)(1), where the affected states agree./11/

The Commission approved the Report on June 20, 1995.

     The Division's recommendation regarding Clause A would represent sound policy by the Commission. Indeed, the policy so expressed would equally support a finding that a combination company, if it meets the requirements of the American Water Works decision, constitutes a single integrated public utility system. From a policy perspective, the Commission's historic concern underpinning its 1964 NEES decision and a host of earlier decisions where the retainability of gas properties by registered electric systems was at issue -- namely, of fostering competition between electric and gas -- is simply no longer valid given the current "state of the art" in the electric and gas utility industries. In the three decades since the Commission decided the NEES cases, profound economic and regulatory factors have wrought a fundamental transformation in the gas supply and electric generation industry, rendering obsolete the Commission's earlier premises regarding the primacy of competition between gas and electric service and the lack of competition within electric and gas service.

-------------------
/11/  1995 Report at 74, 75, 76.  Footnotes omitted.

     The Commission itself has noted that the Act "creates a system of pervasive and continuing economic regulation that must in some measure at least be refashioned from time to time to keep pace with changing economic and regulatory climates." Union Electric Co., 45 S.E.C. 489,503 n.52 (1974), aff'd sub nom. City of Cape Girardeau v. SEC, 521 F.2d 324 (D.C. Cir. 1974). See also Eastern Utilities Assoc., Holding Co. Act Release No. 26232 (Feb. 15, 1995). The Commission has specifically recognized that the "changing realities of the utility industry" include "the increasing integration of energy markets, as deregulation and competition increase." Consolidated Natural Gas Co., Release No. 35-26512 (Apr. 30, 1996) ("Consolidated").

     The Commission took further steps toward the conclusion urged here in Consolidated. In that case, Consolidated, a registered gas utility company, received approval to enter into the wholesale electric marketing business. The Commission indicated it would approve retail marketing of electricity when state laws had developed to allow such activity. Quoting an earlier release, the Commission noted that "the utility industry is evolving toward a broadly based energy-related business that is no longer focused solely on the traditional, regulated, production and distribution functions of a utility." Under the Consolidated decision, Consolidated (a gas utility) may own electric generating facilities (e.g., through an EWG) and may sell electricity through the approved marketing subsidiary. Several months after Consolidated, the Commission took a further step. Recognizing that "the electric and gas industries are no longer separate, but are instead increasingly integrated," the Commission approved the application of an electric registered holding company system to engage in retail marketing of energy commodities (including electricity and gas). SEI Holdings, Release No. 35-26581 (Sept. 26, 1996) ("SEI Holdings"). Thus, registered holding companies are now able to offer their wholesale and retail customers integrated gas and electric energy services -- exactly what Ameren wishes to offer its customers. Consolidated, SEI Holdings and the cases following them strongly suggest that the Commission is changing its interpretation of the Act including those activities deemed "detrimental to carrying out the provisions of
Section 11."/12/

     UE and CIPS have conducted combined electric and gas operations for many years. As the energy markets have developed, especially in recent years, CIPS and UE have developed, and are further developing, as "energy service" companies. The provision of gas and electric products is only the start of a utility's job. In addition, the utility must provide an entire package of both energy products and services. In this area, CIPS' and UE's efforts are part of a trend by utilities to organize themselves as "energy service companies," that is,

-------------------
/12/ See Northeast Utilities, Release No. 35-26554 (Aug. 13, 1996) and cases cited in note 14 thereof. See also American Electric Power Co., Release No. 35-26572 (Sept. 13, 1996). While Consolidated, and SEI Holdings do not directly interpret the meaning of "single integrated public utility company," but rather find that the approved marketing activities constitute a permissible other business under Section 11(b)(1), the finding by the Commission that marketing of electricity by a gas registered holding company system is not "detrimental to the carrying out of the provisions of Section 11" constitutes substantial support for the proposition urged here: that combination companies are likewise not detrimental to the purposes of Section 11. The Commission has extended Consolidated to also allow electric registered holding company systems to engage in electric and gas brokering and marketing activities.

as providers of a total package of energy services rather than merely suppliers of gas and electric products. The goal of an energy service company is to retain its current customers and obtain new customers in an increasingly competitive environment by meeting customers' needs better than the competition. An energy service company can provide the customer with a low cost energy option (i.e., gas, electricity or conservation) without inefficient subsidies.

     As energy services companies, UE and CIPS are not solely electric or gas utilities and do not operate in a manner which could lead to the abuses which, under competitive conditions previously prevailing in the industry, were perceived as likely to arise from the combination of gas and electric utilities under common ownership in a single holding company system -- i.e., the "favoring of one of these competing forms of energy over the other." NEES I at 183. Rather, UE and CIPS offer (and the Ameren system will offer) diverse forms of energy to their consumers, thereby allowing customers to choose among different forms of energy and fostering efficiency and conservation. This increasing competition to supply all forms of energy will prevent a holding company from "favoring" one form over the other. Furthermore, consumers and regulators today must be -- and are -- more careful with limited energy resources than was required in 1935. See Eastern Utilities Associates, Release No. 35-26232 (Feb. 15, 1995) and the 1995 Report at 22-23 and 30-31. One energy company which allows its customers to select among different forms of energy based on environmental and economic factors is a sensible means of allocating scarce national resources under the purview of local regulators who are most familiar with the needs of local constituencies.

     This trend is exemplified by several transactions including the proposed merger of Texas Utilities, an electric utility, with Enserch Corp., which is a natural gas concern, and the acquisition by Enron Corp., a major integrated gas company with electric power marketing business, of the electric utility Portland General Corp. Referring to such cross industry transactions, Elizabeth A. Moler, Former Chairwoman of the Federal Energy Regulatory Commission ("FERC") said: "They have the potential to increase competition and make more options available to consumers." Allen R. Myerson, Enron Will Buy Oregon Utility In Deal Valued at $2.1 Billion, New York Times, July 23, 1996 at D1. Since these transactions were announced, Houston Industries, an exempt electric utility holding company, announced a merger with NorAm Energy Corp., a natural gas pipeline and local gas distribution company, and Enova Corp., the holding company for San Diego Gas & Electric, an electric company agreed to merge with Pacific Enterprises, a natural gas distribution utility. This merger will produce the largest customer base of any investor owned utility. Benjamin A. Holden, Deal Valued at $2.8 Billion Would Establish Giant for California Energy, Wall Street Journal, Oct. 15, 1996 at A3. Each of these companies is responding to industry realities and customer demands that utilities be capable of supplying total energy services, not merely one energy commodity. As the Commission noted in SEI Holdings, "Industry trends and competitive pressures make it important for registered system companies to be poised to compete in new markets as they are created." See also Consolidated Natural Gas, Release No. 35-26512 (Apr. 30, 1996). Since the Ameren Application was filed in October, 1996, at least five other "convergence" transactions have been announced, including: Brooklyn Union Gas Co. and Long Island Lighting Co.; PG&E Corp. and Valero Energy; Destec Energy Inc. and NGC Corp.; Duke Power and PanEnergy and Pacificorp and TPC Corp.

     These proposed cross industry transactions clearly demonstrate that market forces are demanding the unified delivery of energy services and that such combinations will be beneficial to the interests of investors and consumers and accordingly the public interest. None of the announced mergers is anticipated to be restrained by the Act./13/ Continued reliance on outdated premises which prevent registered combination companies and do not reflect current competitive conditions will put registered holding companies at a severe competitive disadvantage. FERC Commissioner Donald F. Santa has stated "the cause for concern about combination electric and gas providers largely has disappeared . .
 . . In a converged electric and gas market, there will be additional opportunities for scale economies, for innovation and for competition -- all of which should be beneficial to consumers and the economy." Foster Natural Gas Report, May 29, 1997 at 4.

     There are many benefits of such combined electric and gas energy services providers. For customers, the energy service utility provides the convenience and efficiency of service by a single energy provider and reduces transaction costs incurred in gathering and analyzing information, contacting energy suppliers and negotiating terms of service. For the communities in which the energy service company operates, the combining of gas and electric operations simplifies community planning on energy-related matters through coordination with a single energy provider. For society, the combination energy services company will allow customers to efficiently choose energy sources thus ensuring an environmentally efficient allocation of energy. For utility shareholders and employees, the energy services company is better able to respond to a competitive environment and to remain an attractive investment opportunity for shareholders and an appealing employer for utility employees. Thus, combination utilities benefit all utility stakeholders. The benefits to the public interest from these combinations is demonstrated by the approvals several have already received from FERC./14/

     The development of energy services companies stems from dramatic changes in the regulatory framework of the industry. In the gas area, regulatory changes have introduced competition into what was formerly a monopoly and have expanded the availability of "transportation-only service" as an alternative to sales services from the local gas utility company. CIPS and UE have "open access" transportation-only service tariffs on file with their respective state commissions, and approximately 39% and 14% of the gas delivered by CIPS and UE, respectively, in 1995 was directly purchased by customers. FERC Order 636 is resulting in the separation of the commodity function from the transportation function at both wholesale and retail levels.

-------------------
/13/ It appears that most, if not all, the proposed mergers of predominantly gas businesses with predominantly electric businesses can be structured to meet the intrastate exemption of Section 3(a)(1) or otherwise not be subject to the Act. The benefits to investors and consumers that will flow from such combinations should not be limited to only those enterprises operating within one state, but should be available to all investors and consumers.


/14/ See e.g., Duke Power Company and PanEnergy Company, 79 FERC (P) 61,236 (May 28, 1997); San Diego Gas & Electric Co. and Enova Energy, Inc., 79 FERC (P) 61,372 (June 25, 1997).

     As a result, combination utilities such as UE and CIPS have less ability than they did in 1935 to "favor" electric -- the principal policy concern in decisions ordering the separation of gas and electric systems -- by curtailing the availability or increasing the price of gas./15/ Combination utilities also have less incentive to favor electric over gas in light of the increasing importance of demand-side management, the costs and risks involved in the construction of new generating capacity and the incentives to avoid such construction, and, as noted in the June 1994 issue of The Electricity Journal, the emergence of integrated resource planning involving both gas and electric service.

     In the electric area, the Energy Policy Act of 1992 and the Public Utility Regulatory Policies Act of 1978 have introduced competition into the electric utility business. As the chairman of the Senate Banking Committee stated as early as three years ago:

          "[The Act] was substantially changed by the Energy Policy Act of 1992. That law restructured the utility industry to promote greater competition for the benefit of energy customers. The Energy Policy Act of 1992 was the product of a cooperative effort on the part of the Banking Committee and the Energy Committee to create a more market-oriented regulatory framework for the energy industry." Hearing on S.182, The Communications Act of 1994, before the Comm. on Commerce, Science and Transportation, 103rd Cong. 2nd Sess. 344-345 (1994) (prepared Statement of Senator Riegle) (emphasis added).

     As a continuation of the trend towards more competition, on April 24, 1996, the FERC entered Orders 888 and 889. These orders, entered after more than a year of debate and public comment, open up wholesale power sales to competition. All utilities subject to Order 888 must provide transmission service to qualified wholesale buyers and sellers on terms set by universally applicable tariffs. This mandatory "wholesale wheeling" will bring competition to the market for electricity provided to customers for resale./16/

     Finally, many states have adopted electric open access or customer choice laws or regulations or have other "retail wheeling" measures under discussion which are likely to have the effect of extending electric supply competition to the retail level. Illinois and Missouri are each in the process of evaluating various options that could increase electric supply competition at the retail level./17/ Federal legislation is being proposed which would require

-------------------
/15/ See, e.g., NEES I at 183-184. It is important to note that this issue -- basically an antitrust issue -- was the principal concern in previous decisions ordering the separation of gas and electric systems and clearly is no longer applicable to the changed utility competitive environment.

/16/ UE and CIPS filed their electric open-access transmission tariffs in compliance with Order 888 on July 9, 1996.

/17/ The Illinois General Assembly has appointed a special legislative committee to develop a policy to introduce retail electric competition. Legislation was introduced, and passed in the House, but not adopted by the Senate, in the 1997 Spring Session of the General Assembly (H.B. 263). Legislation
all states to adopt a retail wheeling scheme by early in the next century./18/ These initiatives could soon bring direct commodity competition to retail electric customers much as such competition already exists for natural gas.
Many of these recent changes to the energy industry are noted in SEI Holdings, Release No. 35-26581 (Sept. 26, 1996).

     Accordingly, instead of relying on the blunt instrument of competition between gas and electric energy sources (the driving force behind the Commission's historic interpretation of the Act), national policy has now created direct competition within the gas and electric utility industries. Thus, combination ownership does not eliminate competition, since a combination utility now has competitors for both gas and electric service. Moreover, competition is not an end in itself, but is merely a means to the end of efficient, cost-effective service. Since combination ownership creates efficiencies and no longer has the effect of eliminating competition, there is no reason for the Commission to prohibit combination ownership, at least under the circumstances presented here.

     Further, there is nothing in national energy policy that would override the deference Congress intended should be given to the states on this question. Indeed, as discussed above, in the 1995 Report the Division recommended that the Commission interpret Section 11(b)(1) of the Act to allow registered holding companies to hold both gas and electric operations as long as each affected state utility regulatory commission approves of the existence of such a company./19/


     As noted, the Commission has begun to reevaluate Section 11, to place more meaning on Section 8 in its review of the A-B-C Clauses and to accommodate electric and gas marketing by a single registered holding company in its decisions in Consolidated, SEI Holdings and the cases following them. The Commission should take the further step, justified by all the same facts, circumstances and policies, and permitted under Chevron and Rust, to determine that a registered holding company may control combination gas and electric utility companies.

------------------------
/17/(...continued)
      could be adopted in the Fall of 1997. Two Illinois utilities have initiated pilot programs which give retail customers a choice in electricity providers. CIPS has received approval to participate as a supplier in those programs. Further information concerning Illinois initiatives is included in CIPSCO's 1996 Form 10-K and its 1997 Form 10-Q's filed as exhibits to the Application. In Missouri, a joint agreement among the parties in the MPSC proceeding to approve the Transaction calls for UE to propose an experimental retail wheeling pilot program in Missouri for 100 mW of electric power. This agreement filed as Exhibit D-2.3 was included in the settlement approved in the final MPSC Order. See Exhibit D-2.2 to the Application.

/18/  See, e.g., HR 655 (105th Cong.; 1st Session) (by 2000); S 237 (105th
      Cong.; 1st Session) (by 2003).

/19/  The 1995 Report urges flexible interpretation of the ABC Clauses.
      However, as demonstrated herein, there is ample reason, in light of changed national energy policy for the Commission to go further and return to its pre-1940s reliance on Section 8's clear language to permit State-sanctioned combination companies.

     Such a reemphasis on Section 8 fits within the overall regulatory scheme of the Act. Section 11 of the Act is flexible and was designed to change as the policy concerns over the regulation of utility holding companies changed./20/ Moreover, a registered holding company would still be required to demonstrate that any acquisition or transaction by which it would become a combination company would not be detrimental to carrying out the provisions of Section 11 of the Act. In other words, its electric system would have to constitute an integrated electric system and its gas system would have to constitute an integrated gas system and both systems would have to be capable of being operated efficiently together (all facts which are clearly present in the instant case). See American Water Works & Elec. Co., 2 SEC 972 (Dec. 30, 1937). Thus, the standards of Section 11 would still have to be met, but the application of those standards should take into account the fundamental policy of the Act and allow local regulators to make the threshold determination with regard to combination companies.

     As shown under Item 3.A.b.ii. of the Application, the electric systems of UE and CIPS constitute an "integrated" electric system and the gas systems constitute an "integrated" gas system. Moreover, as the Gas Study clearly shows, the electric system and the gas system together are operated as a single integrated energy company. The integration standard of the Act is designed to require efficient operations. The Gas Study shows that separating the existing gas systems from the existing fully integrated companies would result in a loss of significant economies if two new companies were formed and even if only one new company conducted the integrated gas operations. These economies relate to more than just corporate operations but also include substantial savings resulting from such operational matters as joint gas and electric meter reading, combined field service facilities, combined engineering services, combined customer service facilities and combined transportation services. Section 11 was intended to require the separation and independent operation of utilities that were commonly controlled through the holding company but had no operational connection. That situation is not presented in any way by the Transaction, thus the purposes of the Act would not be compromised in any way by approval of retention of the combination gas and electric businesses.

     Furthermore, the Commission has had the opportunity to review the gas utility operations of UE and CIPS in prior orders and found that continued combination activity would not be "detrimental to the public interest or the interest of investors or consumers" and would not be "detrimental to the carrying out of the provision of Section 11." See the CIPSCO and Union Electric cases cited in note 2 above.


          (4)  UE's and CIPS' Combination Systems Are Not Prohibited by State
               Law

     Each of UE and CIPS as a combination company is permissible pursuant to the terms of Section 8 of the Act because the continued combined activities in no way violate state

------------------------
/20/ In re Mississippi Valley Generating Co., 36 SEC 159 (Feb. 9, 1955) (noting that Congress intended the concept of integration to be flexible); Unitil Corp., 51 SEC Docket 562 (Apr. 24, 1992) (noting that Section 11 contains a flexible standard designed to accommodate changes in the industry).

policy. Moreover, continuation of each as a combination company is in the public interest. The ICC and MPSC have on numerous occasions over the years had opportunity to review the combined operations in light of public interest standards in rate cases and other proceedings. These cases have approved cost allocation methods, accounting procedures and other factors which insure that combination activities are not harmful to customers. Furthermore, as part of state merger approvals, approval of the ICC will be sought for the acquisition by CIPS of the UE Illinois gas properties. The MPSC has given final approval to the Transaction, including the transfer of the gas properties. Although the transfer of UE's Illinois utility properties to CIPS has been contested in the ICC proceeding, the concern does not relate to combining gas and electric properties. Finally, as required by Section 11, in addition to the fact that the electric systems of CIPS and UE constitute an integrated electric system, the gas systems will together constitute an integrated gas system as explained in detail below.

     With respect to Section 8, the combination of electric and gas operations is lawful under all applicable state laws for each of UE and CIPS and has been considered and approved indirectly on numerous occasions by Missouri and Illinois regulators who have, and will continue to have, direct jurisdiction over the Ameren gas operations. The use of Ameren as a holding company for two combination companies will not circumvent any state regulations, since the gas utility operations of each of UE and CIPS individually will continue to be regulated by the relevant jurisdictions. Both the ICC and the MPSC will have the opportunity to review the continued operation of combination companies as part of their approval of the Transaction and would have the ability to impose conditions on their approval if they felt it necessary to protect the public interest. See, e.g., 220 ILCS 5/7-204. Given the long-standing operation of combined electric and gas businesses in both Missouri and Illinois, the statutory authority of the MPSC and ICC and the many opportunities for review of such combined operations, including the review of the Transaction, it is clear that state regulators do not believe combination operations lead to harm to utility customers. UE and CIPSCO will notify the Commission when the ICC approval is received.

     Such state commission actions manifest the recognition by those commissions that the existence of both gas and electric systems in the Ameren holding company system will allow Ameren's customers greater choice to meet their energy needs, especially given the fact that the electric and gas systems operate in substantially the same territory, while sharing in the synergies that result from the Transaction. Moreover, the prior fear that a holding company such as Ameren would be able to greatly emphasize one form of energy over the other based on its own agenda has dissipated both because of the competitive nature of the energy market, which requires utilities to meet customer energy supply requirements or risk losing the customer to a competing supplier, and because state regulators will have sufficient control over, and would be unlikely to approve, a combination company that attempts to undertake such practices.

     For all these reasons, the Commission should change its policy and approve the retention by UE and CIPS of their respective gas properties as contemplated by the Transaction. No policy would be furthered by requiring divestiture, and, indeed, state and national policy would be thwarted by such a requirement.

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

CONCLUSION

     For the reasons set forth above, and in Ameren's Application and supporting exhibits, it is respectfully submitted that the Commission should allow Ameren to retain the gas utility operations of UE and CIPS following the consummation of the Transaction and the registration of Ameren as a holding company under the Act.



                                       Jones, Day, Reavis & Pogue

                                       July 15, 1997



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